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                                                                    Exhibit 99.1

                         [ARCHSTONE LOGO APPEARS HERE]




News Release                          Contact: Constance B. Moore (404) 237-9292

                      ARCHSTONE COMMUNITIES MERGER CLOSES

Denver - (July 6, 1998) - Security Capital Atlantic Incorporated and Security Capital Pacific Trust jointly announced that their merger, creating Archstone Communities, closed today. The merger, effective July 7, was approved by shareholders of both companies at annual meetings on June 29. Archstone, a dominant, national multifamily company with a current total market capitalization of $5.3 billion, will trade on the New York Stock Exchange under its new symbol "ASN" beginning July 7.

Archstone Communities is a preeminent real estate operating company focusing on the development, acquisition, operation and long-term ownership of multifamily communities in markets and submarkets with strong economic fundamentals and high barriers to entry throughout the United States. With a total market capitalization of $5.3 billion, Archstone's primary objective is creating long-term, sustainable growth in per share cash flow. The company expects to generate significant internal growth from its well-located operating communities and the completion and stabilization of new communities in its $2.1 billion development pipeline. Archstone has a dominant, national presence with 315 communities representing 93,115 units, including 25,868 units in its development pipeline, as of May 31, 1998, in markets that include 29 of the nation's 50 largest metropolitan markets.